Exhibit 10.3

*	THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED BY “[REDACTED]”.

SECOND AMENDMENT

TO

GAS GATHERING, COMPRESSION AND PROCESSING AGREEMENT

This Second Amendment to Gas Gathering, Compression and Processing Agreement (this “Amendment”) is made and entered into this 29th day of May, 2012, by and among Keystone Midstream Services, LLC (“Keystone”), a Delaware limited liability company, and R.E. Gas Development, LLC, a Delaware limited liability company (“Rex”) and Summit Discovery Resources II, LLC, a Delaware limited liability company (“Summit”), and solely for purposes of Article 18 of the Agreement, Rex Energy Corporation and Sumitomo Corporation. Rex and Summit may be referred to herein collectively as “Producer” and MLB, Rex and Summit may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

A. Rex, Summit and Keystone are parties to that certain Gas Gathering, Compression and Processing Agreement dated December 29, 2009, as amended by the First Amendment to Gas Gathering, Compression and Processing Agreement dated April, 2011 (the “Agreement”).

B. Pursuant to the terms of that certain Agreement and Plan of Merger dated as of May 7, 2012 (as amended, the “Merger Agreement”) by and among Rex, Summit, Stonehenge Energy Resources, L.P. (collectively, the “Holders”), Keystone, KMS Shareholder Representative, LLC, MarkWest Liberty Midstream & Resources, L.L.C. (“Liberty”), and MarkWest Liberty Bluestone, L.L.C. (“MLB”), Keystone will merge with and into MLB (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement.

C. In connection with and as a condition to the consummation of the Merger, the Parties desire to amend the Agreement on the terms set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1. Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to them in the Agreement.

2. ARTICLE 1: DEFINITIONS of the Agreement is hereby amended by adding the following new definitions:

Dry Gas. Producer’s Gas produced from an individual well that has a Thermal Content of [REDACTED]* or less.

Ethane Recovery Mode. After the Ethane Service Commencement Date, the Processing Plant shall be deemed to be operating in Ethane Recovery Mode if the amount of ethane that is recovered from Producer’s Gas is greater than [REDACTED]* of the ethane in Producer’s Gas.

Ethane Rejection Mode. After the Ethane Service Commencement Date, the Processing Plant shall be deemed to be operating in Ethane Rejection Mode if the amount of ethane that is recovered from Producer’s Gas is less than or equal to [REDACTED]* of the ethane in Producer’s Gas.

Ethane Service Commencement Date. The later of (i) the first date on which both the NGL Pipeline In-Service Date has occurred and the Houston Deethanizer is constructed and made operational and (ii) the date that is thirty (30) days following written notice from Producer to Keystone or its Affiliates that Producer intends to begin recovering ethane (other than ethane sold as propane) as a purity product at the Processing Plant and Fractionation Plant, which notice shall identify the Producer’s Ethane Nomination, identify the effective date of such election and contain a description of Producer’s plans to market, sell and transport such ethane downstream of the NGL Delivery Point.

Exchange Effective Date. [REDACTED]*.

Existing Plants. The Sarsen Plant (based on a processing capacity of 40 MMcf per day and not any subsequent expansion thereof) and the Bluestone Plant (based on a processing capacity of 50 MMcf per day and not any subsequent expansion thereof).

Expansion Plant. The first expansion of the Bluestone Plant by Keystone that, once constructed and operational, has the capability to process at least [REDACTED]*.

Fractionation Fuel. All Gas, Plant Products, vapors, electric power or other forms of energy utilized as fuel or power in the Fractionation Plant, and the incidental gains or losses incurred in Keystone’s or its Affiliates’ facilities or due to variations in measurement equipment.

Fractionation Plant. Keystone’s and/or Affiliate’s fractionation facilities, including the initial fractionation facility located near Houston, Pennsylvania and any other fractionation facilities that Keystone or its Affiliates have constructed or may construct in the future, including any treating equipment, raw make and fractionated products separation and fractionation vessels, depropanizers, deethanizers (including the Houston Deethanizer), the NGL Pipeline and any other pipelines utilized to transport and/or deliver raw make or fractionated products, including pipelines utilized to deliver raw make or fractionated products to the NGL Delivery Point, and all pump stations associated with the foregoing pipelines, all fractionated products storage facilities, and associated condensing, heating, pumping, conveying, and other equipment and instrumentation; including all structures associated with those facilities, including any pipelines that Keystone or its Affiliates has constructed or will construct in the future to deliver fractionated products from the Fractionation Plant to the TEPPCO propane pipeline; and, all fractionated products loading facilities, including railcar loading and truck loading facilities and including all easements, rights-of-way, and other property rights pertaining to the construction and operation of those facilities; wherever those facilities, structures, easements, rights-of-way, and other property rights are located. If Keystone or its Affiliates has installed any facilities to separate propane or ethane from the raw make as part of the Processing Plant or any other processing plant operated by Keystone or its Affiliates, then upon the Exchange Effective Date, such depropanization or deethanization facilities shall be considered part of the Fractionation Plant.

Houston Deethanizer. The deethanizer that is being constructed by Keystone’s Affiliate at or near the Houston Fractionation Plant.

Houston Fractionation Plant. The portion of the Fractionation Plant located near Houston, Pennsylvania.

NGL Delivery Point. The outlet flange of the Fractionation Plant. NGL Pipeline. As defined in Section 10.4.

NGL Pipeline In-Service Date. The date on which the NGL Pipeline is constructed and made operational.

PPI. The Producer Price Index [REDACTED]* or, if such index is no longer published or if the composition or calculation of such index is materially changed from its composition or calculation as of the date hereof, such other index as the Parties shall mutually agree.

Trigger Date. The later of [REDACTED]* or the first day of the Accounting Period following the Accounting Period in which the Expansion Plant is constructed and operational.

3. ARTICLE 1: DEFINITIONS of the Agreement is hereby amended by deleting the definitions of Processing Plant and Plant Products in their entirety and replacing them with the following revised definitions:

Plant Products. Propane, iso-butane, normal butane, iso-pentane, normal pentane, hexanes plus, any other liquid hydrocarbon product except for a liquefied methane product, or any mixtures thereof, and any incidental methane or ethane (to the extent sold as propane) included in any Plant Products, which are separated, extracted, recovered or condensed, and saved, from Gas processed in the Processing Plant. After the Ethane Service Commencement Date, Plant Products shall be as defined above but shall also include ethane that is recovered and sold as a purity product.

Processing Plant. In the aggregate, those skid-mounted cryogenic gas processing plants commonly referred to as the “Sarsen Plant” and the “Bluestone Plant”, any expansions, extensions, improvements or additions thereto, including the Expansion Plant (if applicable) and any other Gas processing facility installed and constructed by Keystone or its Affiliates where Producer’s Gas is delivered for processing, including in each case, to the extent installed: cryogenic, refrigeration and chilling equipment, absorption vessels, product separation and fractionation vessels, product storage vessels, associated condensing, heating, compressing, pumping, conveying, dehydration and other equipment and instrumentation; any inlet compression required to boost Gas to processing pressure; any recompression required by Processing Plant operations; any refrigeration compression required by Processing Plant operations; all structures associated with those facilities; and including all easements, rights-of-way, and other property rights pertaining to the construction and operation of those facilities, wherever those facilities, structures, easements, rights-of-way, and other property rights are located.

Producer’s Gas. All Gas that is attributable to Interests now owned or hereafter acquired by Producer or any of its Affiliates within any portion of the Dedication Area, or is attributable to third parties that is produced from a well that is operated by Producer or any of its Affiliates within the Dedication Area and from which well Producer or any of its Affiliates has the right to control, market or deliver the Gas for processing.

4. ARTICLE 2: TERM of the Agreement is hereby amended by deleting Section 2.1 thereof in its entirety and replacing it with the following revised Section 2.1:

2.1 This Agreement shall remain in full force and effect for a “Primary Term” commencing on the date of execution and continuing until [REDACTED]*, and shall continue thereafter year to year, until terminated by either Keystone or Producer upon at least twelve (12) months written notice to the other Party in advance of the expiration of the Primary Term or any extension thereof.

5. ARTICLE 3: PRODUCER COMMITMENTS of the Agreement is hereby amended by deleting Section 3.1, Section 3.2 and Section 3.3 in their entirety and replacing them with the following:

3.1 Producer hereby commits and agrees to deliver or cause to be delivered at the Receipt Points all of Producer’s Gas, subject to the following:

a. Producer reserves the right to withhold from delivery any Gas (i) that Producer or its Affiliates are required to deliver to its lessor(s) under the terms of any leases included within in the Dedication Area; or (ii) that Producer or its Affiliates require for oil and gas producing operations within the Dedication Area.

b. With respect to Interests in the Dedication Area hereafter acquired by Producer or its Affiliates that are, at the time of acquisition, dedicated to an unaffiliated third party and such third party dedication is not granted in connection with the acquisition of such Interest, then Producer’s Gas attributable to such Interest shall not be dedicated hereunder during the pendency of the dedication to the third party. The commitment to the third party shall continue only for the period specified at the time the Interest is acquired by Producer or its Affiliates, and Producer and its Affiliates will take no action to extend, and will not omit to take any action the omission of which would have the effect of extending, the duration of the third party commitment. Thereafter, such Interest and Producer’s Gas attributable thereto will be dedicated hereunder.

c. With respect to Producer’s Dry Gas produced from wells in the Dedication Area, the Parties will work together in good faith to mutually agree on the fees, terms and conditions pursuant to which Keystone would gather such Dry Gas and, if the Parties cannot mutually agree upon such fees, terms and conditions, Producer shall have the right, at its sole expense, to construct such facilities or connect to a third party’s facilities as may be necessary to gather such Dry Gas so long as such Dry Gas is not processed by Producer, any of Producer’s Affiliates, or any other third party for recovery of liquid or liquefiable hydrocarbons or other hydrocarbon products, other than to separate liquid hydrocarbons and free water from the Dry Gas using mechanical type gas-liquid field separators commonly used in the industry installed by or on behalf of Producer or its Affiliates.

3.2 The provisions of Section 3.1, above, shall be covenants running with the land, and Producer and its Affiliates shall ensure that any conveyance, assignment, sale or other transfer of all or a portion of the Interests owned by Producer or its Affiliates covered by this Agreement shall be subject thereto. Producer and its Affiliates shall require any purchaser, assignee, or other transferee of any portion of those Interests to ratify this Agreement and expressly assume and agree to the terms hereof, to the extent of the portion of those Interests acquired from Producer or its Affiliates by that party, in a manner consistent with the provisions of Article 16.

3.3 Any separation equipment installed by or on behalf of Producer or its Affiliates to separate liquid hydrocarbons and free water from Producer’s Gas prior to the delivery at the Receipt Points shall be only conventional mechanical type gas-liquid field separators commonly used in the industry. Except for the foregoing and the conditions set forth in Section 3.1 hereof, Producer and its Affiliates shall not process, or cause or permit another party to process, Producer’s Gas for recovery of liquid or liquefiable hydrocarbons or other products prior to delivery to Keystone.

6. ARTICLE 6: GAS PROCESSING of the Agreement is hereby amended by deleting Section 6.2 in its entirety and replacing it with the following revised Section 6.2:

6.2 Producer will have Priority Capacity Rights at the Existing Plants and the Expansion Plant as follows:

Existing Plants

a. Commencing on the In-Service Date and for the twelve (12) month period thereafter, 20 MMcf per day of processing capacity at the Existing Plants;

b. After the end of the 12 month period referenced in subparagraph a directly above, and until [REDACTED]*, an aggregate of [REDACTED]* of processing capacity at the Existing Plants;

c. Commencing on [REDACTED]*, and for the [REDACTED]*, an aggregate of [REDACTED]* of processing capacity at the Existing Plants; and

d. After the end of the [REDACTED]* period referenced in subparagraph c. directly above [REDACTED]* and for the remainder of the term of the Agreement, an aggregate of [REDACTED]* of processing capacity at the Existing Plants.

Expansion Plant

a. Commencing on the Trigger Date (or if such date is not the first day of an Accounting Period, the first day of the Accounting Period following the Accounting Period in which the Trigger Date occurs), and [REDACTED]*, an aggregate of [REDACTED]* of processing capacity at the Expansion Plant;

b. After the end of the period set forth in subparagraph a. directly above, and for [REDACTED]*, an aggregate of [REDACTED]* of processing capacity at the Expansion Plant; and

c. After the end of the period set forth in subparagraph b. directly above, and for the remainder of the term of the Agreement, an aggregate of [REDACTED]* of processing capacity at the Expansion Plant.

Producer’s Priority Capacity Rights will be allocated 70% to Rex and 30% to Summit unless Rex and Summit provide other written direction to Keystone. If Producer determines that it requires capacity in excess of its Priority Capacity Rights, and in addition to any additional capacity that results from the Additional Processing Facilities (as defined below) previously installed by Keystone in accordance with this Section 6.2 (collectively referred to as “Increased Capacity”), Producer will provide timely written notice to Keystone of its Increased Capacity requirements and will attempt to provide Keystone with such notice at least eighteen (18) months in advance. Producer shall reasonably demonstrate to Keystone Producer’s drilling plans to support the amount of Increased Capacity, and Keystone will propose a schedule for providing such Increased Capacity. Subject to the remaining provisions of this Section 6.2, if the terms, fees and schedule relating to such Increased Capacity are mutually agreed upon by the Parties in writing, Keystone will, at its sole cost and expense, design, construct and install expanded or new processing facilities (“Additional Processing Facilities”) to meet Producer’s Increased Capacity requirements and will complete the Additional Processing Facilities as soon as commercially reasonable. Following the completion of the Additional Processing Facilities, Producer will have Priority Capacity Rights to the Increased Capacity in such Additional Processing Facilities so requested by Producer pursuant to this Section 6.2, subject to the remaining terms of this Agreement. [REDACTED]*

7. ARTICLE 6: GAS PROCESSING of the Agreement is hereby amended by inserting a new Section 6.4, Section 6.5, Section 6.6, Section 6.7 and Section 6.8 at the end of Article 6 as set forth below:

6.4 The Parties agree as follows with respect to the recovery of ethane after the Ethane Service Commencement Date:

a. At least thirty (30) days prior to the Ethane Service Commencement Date with respect to the calendar month in which the Ethane Service Commencement Date occurs, and thereafter at least one (1) Business Day prior to the date on which the applicable downstream ethane pipeline(s) require monthly nominations to be submitted (such initial month or partial month and each such subsequent month or partial month, a “Delivery Month”), Producer shall provide written notice to Keystone of the average daily volume of ethane (in barrels per day) that Producer desires to be delivered at the NGL Delivery Point to or for Producer’s account during the Delivery Month (each such nomination, as may be modified pursuant to the remaining terms of this Section 6.4, an “Ethane Nomination”). At Producer’s request, Keystone will work together with Producer in good faith to assist Producer with determining Producer’s Ethane Nomination for a Delivery Month.

b. No such Ethane Nomination shall exceed the maximum ethane recovery rate that is commercially achievable from time to time under then existing operating conditions at the Processing Plant (the “Maximum Ethane Recovery Rate”) or the amount of ethane that may be contained in Producer’s Gas. Keystone shall have the right to reduce any Ethane

Nomination if, as a result of the Ethane Nomination, Keystone would be required to recover ethane in excess of the Maximum Ethane Recovery Rate in order to satisfy such Ethane Nomination or if Producer’s Gas does not contain sufficient ethane to meet such Ethane Nomination.

c. If Producer fails to deliver an Ethane Nomination within the time required, Keystone shall provide an estimate of the Ethane Nomination based on Keystone’s commercially reasonable efforts to recover [REDACTED]*, and Producer shall be deemed to have delivered an Ethane Nomination equal to the amount of Keystone’s estimate.

d. Keystone will use commercially reasonable efforts to deliver at the NGL Delivery Point, at a reasonably uniform rate of flow during each Delivery Month, ethane in an amount equal to the product of the Ethane Nomination (in barrels per day) provided by Producer for such Delivery Month multiplied by the number of days in such Delivery Month. The Parties acknowledge and agree that the amount of ethane delivered at the NGL Delivery Point(s) will be subject to a variety of factors, including, without limitation, the composition and volume of Producer’s Gas, Producer’s then current Ethane Nomination, and the Maximum Ethane Recovery Rate. [REDACTED]* Every six (6) months after the Ethane Service Commencement Date, Keystone will provide Producer with an estimate of the Maximum Ethane Recovery Rate, calculated in good faith and in accordance with natural gas processing industry standards and based on the average inlet Gas composition during the month prior to the month in which the estimate is provided. [REDACTED]*

e. Notwithstanding any provision in this Agreement, the Exchange Agreement (as defined below) or any other agreement between the Parties or their Affiliates, (x) Keystone and its Affiliates shall have no liability or obligation hereunder or thereunder for (i) any failure to recover ethane as a Plant Product in the Processing Plant or any failure to deliver ethane at the NGL Delivery Point in any Delivery Month, in each case in an amount equal to the Ethane Nomination provided by Producer for such Delivery Month or (ii) any failure to deliver ethane at the NGL Delivery Point at a reasonably uniform rate of flow during such Delivery Month, in each case except to the extent resulting from Keystone’s or its Affiliates’ failure to use commercially reasonable efforts to recover ethane as set forth in this Section 6.4, and (y) Producer shall accept and take delivery at the Delivery Point(s) in accordance with this Agreement and the Exchange Agreement all of the ethane delivered by Keystone and its Affiliates which is exchanged thereunder for Producer’s Plant Products, even if the amount delivered at the Delivery Point is less than or exceeds Producer’s Ethane Nomination for such Delivery Month.

6.5 The Parties acknowledge and agree that, prior to the Ethane Service Commencement Date, Keystone shall be entitled, in its sole discretion, to recover ethane from Producer’s Gas to utilize ethane as Fuel without payment to Producer therefor.

6.6 Keystone may grant third parties Priority Capacity Rights to the processing capacity in the Processing Plant so long as the aggregate amount of Priority Capacity Rights granted to Producer and all third parties does not exceed the total processing capacity of the Processing Plant. The Parties acknowledge and agree that during any period when (x) all or any portion of the Facilities is shut down because of mechanical failure, maintenance or repairs, non-routine operating conditions, or Force Majeure; or (y) Producer’s Gas available for receipt together with Gas of third parties, exceeds the then current capacity of the Facilities; or (z) Keystone determines reasonably and in good faith that the operation of all or any portion of the Facilities will cause injury or harm to persons or property or to the integrity of the Facilities, Producer’s Gas may be curtailed or, if applicable, bypassed around the affected Facilities. In such event, Producer and any other third party whose Gas is delivered to the Processing Plant would be cut back on a pro rata basis based upon Priority Capacity Rights.

6.7 Should Producer desire any new Redelivery Point(s), the Parties will work together in good faith to mutually agree upon the manner in which any costs to be incurred in connection with the construction and connection of such new Redelivery Point(s) will be allocated among the Parties. If the Parties cannot mutually agree upon an allocation of such costs, Producer shall have the right, at its sole expense, to construct such facilities as may be necessary to connect to such new Redelivery Point(s).

6.8 The Parties will work together in good faith to keep the other Party informed in respect of issues of mutual concern including, but not limited to, Producer’s drilling plans and programs and Keystone’s ongoing operations, construction efforts and plans, and plans for future expansion, in each case in the Dedication Area.

8. ARTICLE 7: GAS QUALITY of the Agreement is hereby amended by deleting Section 7.1 and Section 7.3. b. in their entirety and replacing them with the following:

7.1 As measured at each Receipt Point, Gas delivered by Producer shall be of a quality that, after processing in the Processing Plant as it then currently exists (and, after the Ethane Service Commencement Date, taking into account any Ethane Nomination made or deemed to have been made pursuant to Section 6.4), meets the quality specifications of pipelines receiving Gas at the Redelivery Point(s), as in effect from time to time, other than for water vapor content and hydrocarbon dew point; provided that the water content of Gas delivered by Producer to the Receipt Points shall not include free water. The receiving pipeline’s existing specifications are set forth on Exhibit B, attached hereto.

7.3 b. Keystone may, at its sole discretion, cease receiving the non-conforming Gas from Producer, and shall notify Producer that it will cease receiving the non-conforming Gas. Upon such notice to Producer, the non-conforming Gas shall not be deemed Gas delivered to Keystone by Producer for the purpose of calculating the Demand Fee in Section 10.1. b of this Agreement. If Keystone refuses to accept such non-conforming Gas from Producer, the Parties shall negotiate in good faith with respect to the services and facilities necessary to remedy the non-conforming gas and the fees for Keystone to provide such services and facilities. If the Parties are unable to agree on such facilities, services and fees within 30 days and if Keystone refuses to accept non-conforming Gas from Producer, then all (but only that) Gas that Keystone refuses to accept for processing shall be released from this Agreement, and the Parties shall have no further obligations to each other with respect to such non-conforming Gas.

9. ARTICLE 9: ALLOCATIONS of the Agreement is hereby amended by deleting Section 9.1(f) and Section 9.7 in their entirety and replacing them with the following:

9.1 (f) [RESERVED].

9.7 It is anticipated that compression and compression cooling, not including the propane condenser, in the Facilities shall initially be engine-driven, fueled by Gas. Prior to the Ethane Service Commencement Date, upon the mutual agreement of the Parties, which agreement will not be unreasonably withheld or delayed, Keystone may replace some engines with electrical motors. Following the Ethane Service Commencement Date, Keystone may, without consent from but with prior notice to Producer, utilize electricity and electrical motors at its election. Costs for electric power consumed by the Facilities will be allocated to all Gas delivered to the Facilities, and the portion allocated to Producer shall be deducted from Producer’s compensation under this Agreement. The allocation shall be made to each Receipt Point upstream of the applicable fuel point by multiplying the total electric power cost for the Accounting Period by a fraction, the numerator of which is the Receipt Point volume (in Mcf) attributable to such Receipt Point and the denominator of which is the receipt point volume (in Mcf) attributable to all Receipt Points delivering Gas to the Facilities during the Accounting Period.

10. ARTICLE 10: FEES AND CONSIDERATION of the Agreement is hereby amended by deleting Section 10.1 in its entirety and replacing it with the following revised Section 10.1:

10.1 The amounts described in this Section 10.1 shall be paid to Keystone by Producer, or by Keystone to Producer, as applicable. Any amounts payable to Producer by Keystone pursuant this Agreement that are based upon Producer’s Gas or upon the volume or composition of Producer’s Plant Products shall be based on the measurement and allocation procedures set forth in this Agreement for Producer’s Gas and, to the extent applicable, allocated 70% to Rex and 30% to Summit and, for the avoidance of doubt, Keystone shall have no obligation to determine the volume or composition of either Rex’s or Summit’s Gas, on an individual basis, delivered to any Receipt Point. Notwithstanding any provision in this Agreement to the contrary, the Parties agree that there will be no duplication of any fees, costs, expenses or other charges set forth in this Agreement or in the Exchange Agreement.

a. Subject to the remaining provisions of this Section 10.1 and the provisions of Section 10.3 below, Producer shall pay Keystone a [REDACTED]* the following:

i. [REDACTED]*

ii. [REDACTED]*

iii. [REDACTED]*

iv. [REDACTED]*

v. [REDACTED]* as measured at the Receipt Points (the fee provided for in this subparagraph 10.1. a, the “Gathering and Processing Fee”).

b. [REDACTED]*

c. [REDACTED]*

d. The Parties acknowledge that, as of the date hereof, Producer is taking Plant Products in kind pursuant to Section 10.2 and Producer shall continue to take all of Producer’s Plant Products in kind through [REDACTED]*. Commencing on the Exchange Effective Date and for the term of this Agreement, Producer hereby commits and shall deliver to Keystone all of Producer’s Plant Products from Producer’s Gas processed at the Processing Plant for exchange for fractionated products. Subject to the provisions of Section 10.2 and the remaining provisions of this Section 10.1, commencing on the Exchange Effective Date, and prior to the Ethane Service Commencement Date, Keystone shall market, for the account of Producer, all Plant Products recovered in the Processing Plant and allocated to Producer’s Gas. The Parties acknowledge that, between the Exchange Effective Date and the Ethane Service Commencement Date, it may be necessary to recover ethane from Producer’s Gas in excess of the amount that Keystone may need to recover to utilize as Fuel pursuant to Section 6.5. The Parties will work together in good faith to determine if such excess recovery is necessary and, if so, to mutually agree on the terms and conditions (including fees) relating to such excess recovery. Upon the Ethane Service Commencement Date, Keystone shall market, for the account of Producer, all Plant Products recovered in the Processing Plant and allocated to Producer’s Gas other than ethane, and with respect to the ethane after the Ethane Service Commencement Date, the provisions of Section 10.1. d.iv. shall apply. Producer hereby authorizes and designates Keystone as its agent for the purpose of marketing, selling and transporting for sale the Plant Products (other than ethane) in accordance with the foregoing provisions of this subparagraph.

i. After the Exchange Effective Date, Keystone shall pay Producer, each Accounting Period, an amount equal to [REDACTED]* of the Net Sales Price (as defined below) for the Plant Products allocated hereunder to Producer. Keystone shall use commercially reasonable efforts to sell Plant Products (including any Plant Products in storage) under the most favorable terms that Keystone can obtain, as determined in Keystone’s judgment and taking into account all relevant factors and considerations, including, without limitation, the reliable operation of the Processing Plant.

ii. As used herein, the “Net Sales Price” per gallon of each individual Plant Product allocated to Producer’s Gas shall be the weighted average of the net price per gallon received by Keystone or its Affiliates for the total volume of each individual Plant Product during the relevant Accounting Period. There shall be deducted from the actual gross sales price of such Plant Products the costs of transportation and tank car rentals, marketing fees, offsite storage, Taxes (excluding income taxes, but including gross receipts taxes), and any other actual out-of-pocket expenses incurred by Keystone or its Affiliates from third parties who are not Affiliates of Keystone (unless such Affiliate expenses are approved by Producer, which approval shall not be unreasonably withheld) prior to or in connection with the sale of Plant Products, as incurred to determine a net price (FOB the Fractionation Plant, except as may otherwise be expressly set forth in this Agreement). If any of the Plant Products are stored offsite from the Fractionation Plant, then such Plant Products will be deemed to have been produced on the day such Plant Products are moved to offsite storage. The Net Sales Price shall be paid to Producer at such time as such Plant Products are sold from offsite storage, based on the Net Sales Price in effect at that time. Any Plant Products withdrawn and sold out of storage in any calendar month will be in proportion to the inventory ownership at the beginning of such month.

iii. Commencing on the Exchange Effective Date through the [REDACTED]*, Keystone or one of its Affiliates shall transport Producer’s Plant Products to the Houston Fractionation Plant by truck, and Producer shall pay the actual costs and expenses incurred for such truck transportation. After [REDACTED]*, the NGL Pipeline [REDACTED]* Receipt Point Fee [REDACTED]*

iv. After the Ethane Service Commencement Date and for the remainder of the Term, Producer shall take in kind, and shall be responsible for marketing, all ethane (other than ethane sold as propane) recovered from and allocated to Producer’s Gas and delivered to Producer or for Producer’s account at the NGL Delivery Point, and Keystone shall have no obligation to pay Producer the Net Sales Price therefor. Producer shall take all such ethane in kind (other than ethane sold as propane) by pipeline on a ratable basis seven days week, and Keystone shall not be required to provide storage therefor. Keystone’s Affiliate is developing ethane pipeline projects with Sunoco Pipeline L.P. pursuant to which ethane will be transported from the Houston Fractionation Plant to markets located in Sarnia, Ontario, Canada (such project, the “Project Mariner West Pipeline”) and is anticipating that a connection will be made to the ATEX Pipeline being developed by Enterprise Products Partners L.P. (such project, the “Enterprise Ethane Pipeline”). As of the date hereof, the Parties contemplate that Producer will take ethane in kind utilizing either the Project Mariner West Pipeline or the Enterprise Ethane Pipeline. To the extent that Producer desires to take ethane in kind by pipeline other than pursuant to the Project Mariner West Pipeline or the Enterprise Ethane Pipeline (any such pipeline, a “Third Party Pipeline”), the Parties and Keystone’s Affiliate will work together in good faith to mutually agree upon the manner in which any costs to be incurred to connect to such Third Party Pipeline will be allocated among the Parties and Keystone’s Affiliate. [REDACTED]*

e. The Gathering and Processing Fee and the Demand Fee shall be subject to adjustment on an annual basis in proportion to the percentage change, from the preceding year, in the PPI effective upon each January 1 beginning on [REDACTED]* and in each case shall reflect the percentage change in the PPI as it existed for the immediately preceding June from the PPI for the second immediately preceding June [REDACTED]*

g. The Parties acknowledge that, as of the date hereof, Producer is taking Residue Gas in kind pursuant to Section 10.2 and Producer shall continue to take all of Producer’s Residue Gas in kind unless and until the Parties mutually agree for Keystone to market Producer’s Residue Gas and, until such time, Keystone shall have no obligation to market Producer’s Residue Gas. Within ninety (90) days following May 29, 2012, Parties will work together to define, and within such period the Parties will agree upon in writing, the process and procedures that the Parties will follow in connection with the nomination and scheduling of Producer’s Residue Gas, including, without limitation, the deadlines for submitting nominations and changes thereto and procedures for minimizing imbalances (such procedures, the “Residue Gas Nomination Procedures”). The Parties recognize that Keystone shall be designated by the downstream pipeline carriers at the Redelivery Point(s) as the point operator and shall be considered by such pipeline carriers to be responsible for the operation of Keystone’s pipeline interconnections to the pipeline carriers at the Redelivery Point(s). Upon Keystone entering into operational balancing agreements (“OBAs”) with such pipeline carriers, Keystone shall be responsible for the administration of all such OBAs and for all terms and conditions of any such OBA. The Parties recognize that certain Residue Gas imbalances may occur, and each calendar month, the Parties agree to actively communicate and cooperate with each other, and with any interconnecting pipeline at the Redelivery Point(s), to review appropriate data to identify any imbalance, and to eliminate or remedy any imbalance as soon as either Party becomes aware of an imbalance. The Parties further agree to manage daily receipts and deliveries so that the imbalances shall be kept as near to zero as practicable. Keystone will use commercially reasonable efforts to manage any imbalances with interconnecting pipeline(s) at the Redelivery Point(s) physically, but to the extent that any such imbalances are balanced by payments between Keystone and any such interconnecting pipeline(s) at the Redelivery Point(s), the actual amount of such payment (whether paid by or to Keystone) will be passed through to Producer to the extent such imbalances are attributable or related to Producer or Producer’s Gas. Each Party will indemnify and hold harmless the other Party and its Indemnified Parties from any and all costs, expenses, liabilities, or damages (including without limitation, pipeline imbalances, penalties, court costs, and attorney fees) arising due to any such pipeline imbalances caused by such Party’s failure to comply with the Residue Gas Nomination Procedures; provided, however, Keystone shall not be responsible for eliminating any imbalances between Producer and any third party, and Keystone shall not be required to deviate from Keystone’s standard operating and accounting procedures to reduce or eliminate any such imbalances.

11. ARTICLE 10: FEES AND CONSIDERATION of the Agreement is hereby amended by adding the following to the end of Section 10.2:

Commencing on the Exchange Effective Date, [REDACTED]*

12. ARTICLE 10: FEES AND CONSIDERATION of the Agreement is hereby amended by deleting Section 10.3 in its entirety and replacing it with the following:

[REDACTED]*

13. ARTICLE 10: FEES AND CONSIDERATION of the Agreement is hereby amended by inserting at the end thereof a new Section 10.4 as set forth below:

10.4 Keystone or its Affiliates shall construct, or shall cause to be constructed, a natural gas liquids pipeline from the vicinity of the Processing Plant to the Houston Fractionation Plant (the “NGL Pipeline”). Keystone and its Affiliates shall use commercially reasonable efforts to construct, or cause to be constructed, the NGL Pipeline as soon as reasonably practicable. Producer and an Affiliate of Keystone will use good faith commercially reasonable efforts to execute a separate mutually agreeable NGL exchange agreement (the “Exchange Agreement”) providing for the provision of fractionation and exchange services to Producer as soon as reasonably practicable following the date of this Amendment and, in any event, prior to the Exchange Effective Date. Notwithstanding the foregoing, commencing on the Exchange Effective Date or such later applicable date set forth below in this Section 10.4, the following fees shall be payable by Producer for the exchange of Producer’s Plant Products for fractionated products at the Fractionation Plant, and the Exchange Agreement will include the fees, terms and conditions set forth below in this Section 10.4:

a. Commencing on the [REDACTED]* Keystone’s Affiliate will charge a fee for all of Producer’s Plant Products [REDACTED]* received at the receipt point of the NGL Pipeline (“NGL Pipeline [REDACTED]* Receipt Point Fee”), as follows:

i. [REDACTED]*

ii. [REDACTED]*

b. Keystone’s Affiliate will charge a fractionation fee (which shall not include deethanization services, which are addressed in Section 10.4. e. below) equal to [REDACTED]* (“Fractionation Fee”), plus Fractionation Fuel, subject to adjustment pursuant to Section 10.4. f. below.

c. Keystone’s Affiliate will charge a loading and handling fee (“Loading and Handling Fee”) equal to [REDACTED]* subject to adjustment pursuant to Section 10.4. f. below.

d. [REDACTED]*

e. After the Ethane Service Commencement Date, Keystone’s Affiliate will charge Producer an ethane fee (“Ethane Fee”) equal to [REDACTED]* of ethane (other than ethane recovered and sold as propane which shall be subject to the Fractionation Fee) that is deethanized at the Fractionation Plant, plus Fractionation Fuel. The Ethane Fee does not include the cost of transporting or marketing the ethane downstream of the delivery point at the Fractionation Plant. The Parties also acknowledge that, with respect to ethane that is recovered as a purity product after the Ethane Service Commencement Date, the Ethane Fee does not include product treating for the removal of contaminants or constituents including, without limitation, carbon dioxide and sulfur treating.

f. All of the fees set forth above in this Section 10.4, including, without limitation, the NGL Pipeline [REDACTED]* Receipt Point Fee, the Fractionation Fee, the Loading and Handling Fee, the [REDACTED]*, and the Ethane Fee (collectively, the “NGL Fees”), will be subject to adjustment on an annual basis in proportion to the percentage change, from the preceding year, in the PPI. Such adjustment shall be made effective upon each January 1 beginning on the [REDACTED]* and shall reflect the percentage change in the PPI as it existed for the immediately preceding June from the PPI for the second immediately preceding June; provided that, [REDACTED]*.

14. ARTICLE 17: MISCELLANEOUS of the Agreement is hereby amended by inserting a new Section 17.12 and Section 17.13 at the end of Article 17 as set forth below:

17.12 Each of the parties comprising Producer hereby appoints, designates and constitutes Rex (“Administrator”) to serve as its administrator during the term of this Agreement for all matters involving administration of this Agreement and Producer’s Gas hereunder, including, but not limited to, (i) nominations, scheduling, allocations and measurement of Producer’s Gas, elections to take Producer’s Gas or Plant Products in kind, and, after the Ethane Service Commencement Date, Nominations for the recovery of ethane, (ii) giving and receiving notices, statements, invoices, correspondence and communications hereunder, and (iii) making payments to and receiving payments from Keystone under this Agreement. Administrator hereby accepts and agrees to the terms of such administrative relationship. Keystone is hereby directed to comply with the instructions of Administrator with respect to this Agreement and Producer’s Gas. Producer and Administrator acknowledge and agree that Keystone shall incur no costs with respect to the administrative services to be performed by Administrator on Producer’s behalf pursuant hereto and Keystone shall not incur any liability to Administrator or Producer for complying with Administrator’s instructions with respect to the Agreement pursuant to this Section 17.12. Subject to the foregoing, the parties comprising Producer hereunder may designate a replacement administrator under this Section 17.12 upon written notice to Keystone signed by all parties comprising Producer, which designation shall be effective upon the later of the date set forth therein or the last day of the Accounting Period following the Accounting Period in which the written notice was received.

17.13 The Parties acknowledge and agree that, in connection with the execution of the Exchange Agreement, modifications to Section 13.1, Section 13.2 and Section 14.2 will be necessary in order to properly and accurately reflect, as among the Parties, title to and custody, control and possession of Plant Products. In connection therewith, the Parties agree to modify this Agreement on mutually agreeable terms.

15. In connection with Section 7.1 of the Merger Agreement and the Merger, Rex and Summit hereby expressly consent to the assignment of the Agreement from Keystone to MLB in connection with the Merger. The parties further acknowledge that, immediately following the closing of the Merger, the name of Keystone shall be changed to MarkWest Liberty Bluestone, L.L.C and all references to Keystone in this Agreement shall be deemed to refer to MarkWest Liberty Bluestone, L.L.C.

16. Except as expressly modified by this Amendment, all terms of the Agreement remain in full force and effect. In the event of a conflict between this Amendment and the Agreement, the terms of this Amendment shall control.

17. This Amendment may be executed in any number of counterparts, and each of such counterparts shall together constitute but one and the same Amendment. Executed counterparts may be delivered by facsimile or PDF and shall be considered an original.

[signature page follows]

Exhibit 10.3

IN WITNESS WHEREOF, the Parties have executed this Second Amendment to Gas Gathering, Compression and Processing Agreement as of the date first set forth above.

R.E. GAS DEVELOPMENT, LLC		KEYSTONE MIDSTREAM SERVICES, LLC

By:	/s/ Thomas C. Stabley	By:	/s/ Frank M. Semple
Name:	Thomas C. Stabley	Name:	Frank M. Semple
Title:	Vice President	Title:	Chairman, President & CEO

SUMMIT DISCOVERY RESOURCES II, LLC

By:	Summit Oil & Gas USA Corporation

By:	/s/ Kazuyuki Onose
Name:	Kazuyuki Onose
Title:	President

Guarantors:

REX ENERGY CORPORATION		SUMITOMO CORPORATION

By:	/s/ Thomas C. Stabley	By:	/s/ Kazuyuki Onose
Name:	Thomas C. Stabley	Name:	Kazuyuki Onose
Title:	Chief Executive Officer	Title:	Corporate Officer
Global Head & General Manager
E & P and Natural Gas Business Group

[Signature Page to GPA Amendment]

Exhibit 10.3

EXHIBIT C

GAS COMPOSITION

[REDACTED]*

[Exhibit C to GPA Amendment]